UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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Targeted Genetics Corporation

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TARGETED GENETICS CORPORATION
1100 Olive Way
Suite 100
Seattle, Washington 98101

April 1, 2008

Dear Fellow Shareholder:

You are cordially invited to attend the Targeted Genetics Corporation 2008 Annual Meeting of Shareholders to be held on Thursday, May 15, 2008, at 8:30 a.m. local time at the offices of the Company, 1100 Olive Way, Suite 100, Seattle, Washington.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement. We will also report on our 2007 business results and other matters of interest to our shareholders and there will be time for questions.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote so we can be assured of having the presence of a quorum at the Annual Meeting. Please mark your votes on the enclosed proxy card, sign and date the proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously returned your proxy card. If you hold your shares through an account with a broker, bank or other custodian, please follow the instructions you receive from them to vote your shares.

Sincerely,

H. Stewart Parker
President and Chief Executive Officer

TARGETED GENETICS CORPORATION
1100 Olive Way, Suite 100
Seattle, Washington 98101

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

The 2008 Annual Meeting of Shareholders of Targeted Genetics Corporation will be held on Thursday, May 15, 2008, at 8:30 a.m. local time at the offices of the Company, 1100 Olive Way, Suite 100, Seattle, Washington, for the following purposes, as more fully described in the proxy statement accompanying this notice:

•	To elect two Class 2 directors to our Board of Directors, each to serve a three-year term expiring at the 2011 annual meeting of shareholders or until his successor is duly elected and qualified;
•	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and
•	To transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on March 14, 2008 as the record date for the Annual Meeting. Only holders of record of our common stock on the record date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, to ensure your representation and to ensure the presence of a quorum, you should complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

The approximate date of mailing the proxy statement and the accompanying proxy card is April 1, 2008.

By order of the Board of Directors,

David J. Poston
Vice President and Chief Financial Officer

Seattle, Washington
April 1, 2008

TARGETED GENETICS CORPORATION
1100 Olive Way, Suite 100
Seattle, Washington 98101

PROXY STATEMENT
FOR
2008 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being furnished to holders of shares of common stock of Targeted Genetics Corporation, a Washington corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2008 Annual Meeting of Shareholders, or Annual Meeting, and at any adjournments or postponements thereof. We will hold the Annual Meeting on Thursday, May 15, 2008 at 8:30 a.m. local time at the offices of the Company, 1100 Olive Way, Suite 100, Seattle, Washington. This proxy statement and the accompanying proxy card, together with our 2007 Annual Report to Shareholders, are first being mailed to shareholders entitled to vote at the Annual Meeting on or about April 1, 2008.

GENERAL INFORMATION

What is the purpose of the Annual Meeting?

There are two proposals to be considered and voted on at the Annual Meeting:

•	election of two Class 2 directors to our Board of Directors, each to serve a three-year term expiring at the 2011 annual meeting of shareholders or until his successor is duly elected and qualified; and
•	ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

We will also consider any other such business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

We have one class of voting securities outstanding, which is designated as common stock, and each share of common stock is entitled to one vote. You may vote all shares of our common stock that you owned at the close of business on March 14, 2008, the record date. As of the record date, 19,814,161 shares of our common stock were outstanding and entitled to vote at the Annual Meeting.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

What are the voting requirements to elect the directors and to approve the other proposal?

•	Proposal 1: The two Class 2 directors who receive the greatest number of affirmative votes cast at the Annual Meeting, in person or by proxy, will be elected to the Board of Directors. You are not entitled to cumulate votes in electing directors.
•	Proposal 2: The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

What is the effect of not voting?

The effect of not voting depends on how the shares you own are held. If you are the holder of record and do not attend the Annual Meeting or return a valid proxy, your shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. If there is a quorum, however, failure to vote your shares will not affect the outcome of Proposal 1 (election of directors) or Proposal 2 (ratification of selection of our independent registered public accounting firm).

If you own shares in street name (such as through a broker, bank or other custodian), your custodian may represent your shares at the Annual Meeting for the purposes of obtaining a quorum. In the absence of voting instructions, the custodian may vote your shares in its discretion on routine matters such as Proposal 1 (election of directors) and Proposal 2 (ratification of selection of our independent registered public accounting firm).

How are votes withheld and abstentions treated?

Shares of our common stock subject to abstentions are treated as present at the Annual Meeting and will therefore be counted toward establishing the presence of a quorum. Abstentions are not treated as votes cast, however, so abstentions will have no effect on Proposal 1 (election of directors), which outcome is determined by a plurality of the votes cast, or Proposal 2 (ratification of selection of our independent registered public accounting firm), which outcome is determined by a majority of the votes cast.

How are the votes counted?

Shares of common stock represented by properly executed proxies that we receive at or before the Annual Meeting that have not been revoked will be voted at the Annual Meeting in accordance with the instructions contained on the proxy card. Proxies and ballots will be received and tabulated by Broadridge Financial Solutions, Inc., our inspector of elections for the Annual Meeting. Shares of common stock represented by properly executed proxy cards for which no instruction is given will be voted FOR the election of the nominees for director and FOR ratification of the selection of our independent registered public accounting firm.

To ensure that your shares are voted, please complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope we have provided.

Can I change my vote after I have delivered my proxy?

If you are a registered shareholder, you may revoke a proxy at any time before its exercise by voting in person at the Annual Meeting or by delivering written notice of revocation to our chief financial officer at any time prior to the Annual Meeting. If your shares are held in street name, you must contact your broker, bank or other custodian to obtain a proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting or to change your vote. If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous meeting.

Who pays the cost of soliciting votes for the Annual Meeting?

We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, facsimile, e-mail, in person or otherwise. We will not additionally compensate our directors, officers and employees for this solicitation but will reimburse them for the out-of-pocket expenses that they incur. We will reimburse persons who hold our common stock of record but not beneficially, such as brokerage firms, nominees, fiduciaries and other custodians, for the reasonable expenses they incur in forwarding solicitation materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

Why are the contents of this proxy statement different from those in last year’s proxy statement?

In December 2007, the Securities and Exchange Commission, or SEC, adopted amendments to its disclosure and reporting requirements that allow smaller reporting companies such as Targeted Genetics to provide more simplified, or scaled, disclosure than previously required.

What is the recommendation of the Board of Directors?

The Board of Directors recommends that you vote FOR the election of the nominees for director and FOR ratification of the selection of our independent registered public accounting firm.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our bylaws provide that our Board of Directors shall be composed of not less than one nor more than nine directors. We currently have seven directors, each of whom is placed into one of three classes such that, to the extent possible, there is an equal number of directors in each class. Directors generally hold office for a three-year term or until a successor is duly elected and qualified. If, however, a director resigns from the Board of Directors before his or her term expires, the director elected or appointed to fill the resulting vacancy must be elected by the shareholders at the next meeting of shareholders at which directors are elected to complete the balance of that term.

At the Annual Meeting, two Class 2 directors are to be elected. Unless they receive contrary instructions, the persons named as proxies on the enclosed proxy card intend to cast votes represented by properly executed proxy cards for the election of these nominees. If a nominee should become unavailable for any reason, the persons named as proxies intend to cast votes for election of a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that either of the nominees named will be unable to serve if elected. If a quorum is present, the two nominees receiving the highest number of votes cast at the Annual Meeting, in person or by proxy, will be elected to serve as Class 2 directors.

Joseph M. Davie and Roger L. Hawley have been nominated for election to the Board of Directors as Class 2 directors. If Dr. Davie and Mr. Hawley are re-elected, the following is a list of persons who will constitute our Board of Directors following the Annual Meeting.

Name	Age	Class	Director Since	Term Expires
Jack L. Bowman	75	1	1997	2010
Jeremy L. Curnock Cook (chairman)	58	1	1995	2010
Joseph M. Davie	68	2	2000	2011
Roger L. Hawley	55	2	2005	2011
Nelson L. Levy	66	3	1999	2009
H. Stewart Parker	52	3	1989	2009
Michael S. Perry	48	3	2005	2009

Biographical Information

Jack L. Bowman has served as a director since March 1997. From 2003 to 2004, Mr. Bowman served as chairman of the board and chief executive officer of NeoRx Corporation, now Poniard Pharmaceuticals, Inc., a publicly held biotechnology company. From 1987 to 1994, Mr. Bowman was a company group chairman at Johnson & Johnson, with primary responsibility for a group of companies in the diagnostic, blood glucose monitoring and pharmaceutical businesses. From 1980 to 1987, he held various positions, including executive vice president, at American Cyanamid Company, a pharmaceutical company. Mr. Bowman previously served as a member of the board of trustees of The Johns Hopkins University. He currently serves as chairman of the board of AVI BioPharma, Inc., a publicly held biopharmaceutical company. Mr. Bowman holds a B.E. in music from Western Washington University.

Jeremy L. Curnock Cook has served as a director since July 1995 and as chairman of our Board of Directors since February 1998. Since August 2000, he has served as executive chairman of Bioscience Managers Limited, a corporate and investment advisory firm. From 1987 to 2000, Mr. Cook was a director of Rothschild Asset Management Limited, a corporate and investment advisory company, and was responsible for the Rothschild Bioscience Unit. Mr. Cook founded the International Biochemicals Group in 1975, which was sold to Royal Dutch Shell in 1985, where he served as managing director until 1987. He currently serves as chairman of the board of directors of Inflazyme Pharmaceuticals, Ltd., a publicly held biopharmaceutical company. He is also a director of Osteologix, Inc., a publicly held pharmaceutical company, and several publicly held and privately held companies outside the United States. Mr. Cook holds a M.A. in Natural Sciences from Trinity College, Dublin.

Joseph M. Davie has served as a director since October 2000. Dr. Davie was employed by Biogen, Inc., a biopharmaceutical company, from 1993 until his retirement in 2000, most recently serving as senior vice president, research. From 1987 to 1993, Dr. Davie held several positions at G.D. Searle & Co., including president of research and development and senior vice president of science and technology. Dr. Davie was professor and head of the Department of Microbiology and Immunology at Washington University School of Medicine from 1975 to 1987. He currently serves as a director of Curis, Inc. and CV Therapeutics, Inc., both publicly held biopharmaceutical companies, and several privately held companies. Dr. Davie holds an A.B., M.A. and Ph.D. in bacteriology from Indiana University and a M.D. from Washington University School of Medicine.

Roger L. Hawley has served as a director since August 2005. Since February 2006, Mr. Hawley has served as chief executive officer of Zogenix, Inc., a privately held specialty pharmaceutical company. From July 2003 until January 2006, Mr. Hawley served as executive vice president, commercial and technical operations of InterMune, Inc, a publicly held biopharmaceutical company. From October 2002 to June 2003, Mr. Hawley served as chief commercial officer at Prometheus Laboratories, Inc., a specialty pharmaceutical company. From 2001 to 2002, Mr. Hawley served as vice president/general manager of sales and marketing at Elan Pharmaceuticals, Inc., a publicly held biopharmaceutical company. From 1987 to 2001, Mr. Hawley held various management positions in corporate finance, sales, and marketing at GlaxoSmithKline, Inc. Prior to joining GlaxoSmithKline, Mr. Hawley spent 12 years in financial management with Marathon Oil Company. Mr. Hawley also serves as a director of Cypress Bioscience, Inc., a publicly held biotechnology company. Mr. Hawley holds a B.S. in accounting from Eastern Illinois University.

Nelson L. Levy has served as a director since May 1999. Since 1993, Dr. Levy has served as chairman of the board and chief executive officer of CoreTechs Corporation, a privately held company that focuses on the development and marketing of early-stage technologies. He served as president of Fujisawa Pharmaceutical Company, the North American subsidiary of Japan’s third-largest pharmaceutical company, from 1992 to 1993, as chief executive officer of CoreTechs Corporation from 1984 to 1992 and as vice president for pharmaceutical Research at Abbott Laboratories from 1981 to 1984. Dr. Levy served as a tenured professor of microbiology and immunology at Duke University from 1970 to 1981. He currently serves as a director of several privately held companies and on the scientific advisory boards of several public and privately held biotechnology and pharmaceutical companies. Dr. Levy received his B.A. from Yale University, his M.D. from Columbia University College of Physicians and Surgeons and his Ph.D. from Duke University.

H. Stewart Parker managed our formation as a wholly owned subsidiary of Immunex Corporation (Immunex was subsequently acquired by Amgen) and has served as our president, chief executive officer and a director since our formation in 1989. She served in various capacities at Immunex from 1981 through 1991, including vice president, corporate development. Ms. Parker also served as president and a director of Receptech Corporation, a company formed by Immunex in 1989 to accelerate the development of soluble cytokine receptor products, from 1991 to 1993. She serves on the board of directors and the executive committee of BIO, the primary trade organization for the biotechnology industry. Ms. Parker also serves as a director of Neose Technologies, Inc., a publicly held biotechnology company, and of several privately held companies. Ms. Parker holds a B.A. and an M.B.A. from the University of Washington.

Michael S. Perry has served as a director since November 2005. Dr. Perry is currently chief development officer at VIA Pharmaceuticals, Inc., a publicly held drug development company, and is also a venture partner with Bay City Capital, a venture capital firm. Dr. Perry served as chairman and chief executive officer of Extropy Pharmaceuticals, Inc., a privately held pediatric specialty pharmaceutical company, from 2003 to 2005. From 2002 to 2003, Dr. Perry served as president and chief executive officer of Pharsight Corporation, a publicly held software and consulting services firm. From 2000 to 2002, Dr. Perry served as global head of research and development for Baxter BioScience. From 1994 to 2000, Dr. Perry was president and chief executive officer of both SyStemix Inc. and Genetic Therapy Inc., two wholly owned subsidiaries of Novartis Corp. Prior to 1994, Dr. Perry held various management positions with Syntex Corporation, Schering-Plough Corporation and BioResearch Laboratories, Inc. Dr. Perry also serves as chairman of the board of Xeno Transplants Corporation, a publicly held biotechnology company. Dr. Perry holds a Doctor of Veterinary Medicine, a Ph.D. in Biomedical Science-CardioPulmonary Pharmacology and a B.S. in Physics from the University of Guelph.

Director Nomination Process

Our Board of Directors adopted a charter of the Nominating and Corporate Governance Committee, or Nominating Committee, that describes the process by which candidates for possible inclusion in our recommended slate of director nominees are selected. The Board of Directors may amend this charter at any time, and the current version is available on our web site at www.targetedgenetics.com. Under its charter, the Nominating Committee is responsible for developing criteria for identifying and evaluating nominees for our Board of Directors.

The Nominating Committee has two primary methods for identifying candidates beyond those proposed by our shareholders. On a periodic basis, the Nominating Committee may solicit ideas for possible candidates from a number of sources, including members of our Board of Directors, senior-level management, individuals personally known to the members of our Board of Directors and research, including publications, databases and Internet searches. In addition, the Nominating Committee may from time to time use its authority under its charter to retain a search firm to identify candidates. At a minimum, a nominee must have significant management or leadership experience that is relevant to our business, as well as the highest standards of ethical conduct.

In accordance with our bylaws and applicable law, recommendations for nominations for the election of directors for consideration by the Nominating Committee may be made by any shareholder of record entitled to vote for the election of directors at shareholder meetings held for such purpose. The requirements a shareholder must follow for recommending persons for consideration by the Nominating Committee for election as directors are set forth in our bylaws and the section of this proxy statement entitled “Shareholder Proposals for the 2009 Annual Meeting.”

Subject to the superior rights, if any, of the holders of any class or series of stock that we may issue in the future having a preference over our common stock, if a shareholder complies with the procedures for recommending persons for consideration by the Nominating Committee for election as directors, the Nominating Committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the shareholder-recommended candidates and, in the exercise of the Nominating Committee’s independent judgment and in accordance with the policies and procedures adopted in its charter, will determine whether to recommend the shareholder-recommended candidates to our Board of Directors for inclusion in the list of candidates for election as director at the next shareholders meeting at which directors will be elected.

The Nominating Committee will consider all candidates identified through the processes described above and will evaluate each of them, including incumbents, based on the same criteria. If, based on the Nominating Committee’s initial evaluation, a candidate continues to be of interest, the Nominating Committee will generally conduct interviews and arrange for appropriate background and reference checks.

Director Independence

Our Board of Directors has determined that each of the following directors is an independent director as defined in the NASDAQ rules: Jack L. Bowman, Jeremy L. Curnock Cook, Joseph M. Davie, Roger L. Hawley, Nelson L. Levy and Michael S. Perry. H. Stewart Parker is not independent because she is employed as our president and chief executive officer.

Our Board of Directors has also determined that each member of the three committees of our Board of Directors meets the independence requirements applicable to those committees, as prescribed by NASDAQ and the SEC and that each member of the Audit Committee, Messrs. Cook and Hawley and Dr. Levy, are “audit committee financial experts,” as that term is defined by the SEC.

Committees

Our Board of Directors maintains three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each year, committee and committee chair assignments are made at the Board of Directors meeting immediately following the annual meeting of shareholders. The composition of each committee is as follows:

Audit	Compensation	Nominating and Corporate Governance
Roger L. Hawley*	Jack L. Bowman*	Joseph M. Davie*
Jeremy L. Curnock Cook	Joseph M. Davie	Jack L. Bowman
Nelson L. Levy	Michael S. Perry	Jeremy L. Curnock Cook

*	Chairman

Audit Committee.  The Audit Committee operates under a written charter adopted by our Board of Directors as of March 4, 2004. A copy of this charter is available on our web site at http://www.targetedgenetics.com. The Audit Committee has general responsibility for monitoring our finance, accounting, audit, review and attest activities and internal controls. In addition, the Audit Committee selects and engages our independent registered public accounting firm and ensures that such firm understands that it shall be ultimately accountable to and report to the Audit Committee. The Audit Committee has the sole authority to retain, evaluate, terminate and replace the independent registered public accounting firm. A listing of the relevant experience that qualify Messrs. Cook and Hawley and Dr. Levy as “audit committee financial experts” can be found in their biographical information contained at the beginning of “Proposal One — Election of Directors.” The report of the Audit Committee is set forth below in this proxy statement.

Compensation Committee.  The Compensation Committee operates under a written charter adopted by our Board of Directors as of May 17, 2007. A copy of this charter is available on our web site at www.targetedgenetics.com. The Compensation Committee establishes salaries, incentives, option grants and other forms of compensation for our directors and executive officers. The Compensation Committee also administers our various incentive compensation and benefit plans, including our stock option plans, and recommends the establishment of policies relating to our incentive compensation and benefit plans.

Nominating and Corporate Governance Committee.  The Nominating Committee operates under a written charter adopted by our Board of Directors as of March 4, 2004. A copy of this charter is available on our web site at www.targetedgenetics.com. The Nominating Committee ensures that our Board of Directors is appropriately constituted to meet its fiduciary obligations to our company and our shareholders, monitors and safeguards the independence of our Board of Directors and provides a leadership role in shaping our corporate governance.

Board and Committee Attendance and Meetings

During fiscal year 2007, our Board of Directors held a total of six meetings and took additional actions by unanimous written consent; the Audit Committee held a total of four meetings; the Compensation Committee held a total of five meetings and took additional actions by unanimous written consent; and the Nominating Committee held two meetings.

It is the practice of our Board of Directors to hold an executive session without management present at each of the meetings of the Board of Directors. During fiscal year 2007, each director attended at least 75% of all of the meetings of the Board of Directors and committees on which he or she served. It is also our policy that all of our directors attend the annual meeting of shareholders. At the time of our 2007 annual meeting of shareholders, our Board of Directors was comprised of seven directors, all of whom attended the meeting.

Director Compensation

Director Compensation Table for Fiscal Year 2007.  The following table provides the compensation provided to each of our directors for the fiscal year ended December 31, 2007. Directors who are our employees do not receive any fees for their services as directors.

Name	Fees Earned	Stock Awards(1)	Option Awards(1)	Total
Jack L. Bowman	$31,625	$19,561	$2,644	$53,830
Jeremy L. Curnock Cook	39,625	29,341	3,173	72,139
Joseph M. Davie	33,625	19,561	2,644	55,830
Roger L. Hawley	33,625	19,561	2,115	55,301
Nelson L. Levy	27,125	19,561	2,115	48,801
H. Stewart Parker(2)	—	—	—	—
Michael S. Perry	26,208	19,561	2,115	47,884

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS No. 123R, excluding the effect of estimated forfeitures. SFAS No. 123R requires us to estimate forfeiture when awards are granted and reduce estimated compensation expense accordingly. This table was prepared assuming that none of the awards will be forfeited. For our audited consolidated financial statements, compensation expense is adjusted for estimated forfeitures. See Note 10 to the consolidated financial statements contained in our annual report for the fiscal year ended December 31, 2007 regarding the assumptions underlying the valuation of equity awards. As of December 31, 2007, each director had the following number of option awards outstanding: Jack L. Bowman 14,000; Jeremy L. Curnock Cook 17,000; Joseph M. Davie 13,500; Roger L. Hawley 8,000; Nelson L. Levy 13,500; H. Stewart Parker 133,759; and Michael S. Perry 8,000. As of December 31, 2007, each director had the following number of stock awards, consisting of restricted stock units, or RSUs, outstanding: Jack L. Bowman 10,000; Jeremy L. Curnock Cook 15,000; Joseph M. Davie 10,000; Roger L. Hawley 10,000; Nelson L. Levy 10,000; H. Stewart Parker 50,000; and Michael S. Perry 10,000.
(2)	See “Executive Officers — Executive Compensation — Summary Compensation Table” for disclosure related to H. Stewart Parker, who is also an executive officer.

Annual Cash Compensation for Non-Employee Directors.  Non-employee directors are compensated for their service on the Board of Directors and on any committee of the Board of Directors, as well as their attendance at Board of Directors and committee meetings. We also reimburse our directors for travel expenses incurred for attending meetings. For each fiscal year, non-employee directors receive the following cash compensation:

	Annual Retainer	Attendance Fees (per Meeting)
Board of Directors	$15,000 ($20,000 for the chairman)	$1,500 ($2,000 for the chairman)
Audit Committee	$4,000 ($5,000 for the chairman)	$1,000 ($1,500 for the chairman)
Compensation Committee	$3,000 ($4,000 for the chairman)	$1,000 ($1,500 for the chairman)
All other Board committees	$1,000 ($4,000 for the chairman)	$1,000 ($1,500 for the chairman)

Stock Awards for Non-Employee Directors.  Under our stock compensation program for non-employee directors, new directors receive an initial grant of 30,000 restricted stock units that vest in three (3) substantially equal installments on each of the first through third annual anniversaries of the date of grant, all of which installments shall accelerate upon a change of control. Additionally, on an annual basis, we grant 10,000 restricted stock units (15,000 restricted stock units for the chairman of the Board of Directors) that vest on the first anniversary of the date of grant, which installment shall accelerate upon a change of control. These grants are generally approved at the annual Board of Directors meeting that immediately follows the annual meeting of shareholders.

In 2007, we did not grant stock options to directors, instead they were granted restricted stock units. The 2007 expense in the director compensation table reflects the current year expense for stock options granted in prior years.

Compensation Committee Interlocks and Insider Participation

During the 2007 fiscal year, Mr. Bowman, Dr. Davie and Dr. Perry served on the Compensation Committee. No member of our Compensation Committee has served as one of our officers or employees during fiscal year 2007 or at any other time. During fiscal year 2007, none of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee. No member of our Compensation Committee had any relationship with us requiring disclosure as a related-party transaction in the section of this proxy statement entitled “Certain Relationships and Related Person Transactions.”

The Board of Directors recommends a vote FOR the election of Dr. Davie and Mr. Hawley.

EXECUTIVE OFFICERS

The following table lists our executive officers, who will serve in the capacities noted until their successors are duly appointed and qualified.

Name	Age	Position
H. Stewart Parker	52	President, Chief Executive Officer and Director
Barrie J. Carter, Ph.D	63	Executive Vice President and Chief Scientific Officer
David J. Poston	45	Vice President, Finance, Chief Financial Officer and Treasurer

H. Stewart Parker’s biography is contained in the section of this proxy statement entitled “Proposal One  — Election of Directors  — Biographical Information.”

Barrie J. Carter has served as our executive vice president since 1992. Dr. Carter has served as our chief scientific officer since 2001 and was director of research and development from 1992 to 2000. Before joining Targeted Genetics, he was employed for 22 years by the National Institutes of Health, or NIH. He served as chief of the laboratory of molecular and cellular biology in the National Institute for Diabetes and Digestive and Kidney Diseases from 1982 to 1992. Dr. Carter serves on the editorial boards of Human Gene Therapy, Molecular Therapy and Virology. He serves as a director of the American Society for Gene Therapy and as a director of Lentigen Corporation, a privately held biotechnology company. From 1995 to 2000, he was an affiliate professor of medicine at the University of Washington Medical School. Dr. Carter holds a B.Sc. (Honors) from the University of Otago, Dunedin, New Zealand and a Ph.D. in biochemistry from the University of Otago Medical School. He spent a period of postdoctoral training at the Imperial Cancer Research Fund Laboratories in London before joining NIH. His long-term research interests are in the molecular biology of viruses, development of AAV vectors and gene therapy.

David J. Poston has served as our vice president, finance, chief financial officer and treasurer since January 2006 and as assistant secretary since 2001. From 2005 until January 2006, Mr. Poston served as our acting chief financial officer and treasurer. Mr. Poston joined Targeted Genetics in 1999 as our director, finance and served as our senior director, finance from 2001 until his appointment as acting chief financial officer. From 2000 to its sale in 2004, Mr. Poston also served as secretary/treasurer of CellExSys, our majority-owned cell therapy subsidiary. Mr. Poston served as controller of Corixa Corporation from 1997 to 1998. He started his career in public accounting at KPMG in 1985. Mr. Poston holds a B.A. in business administration from the University of Puget Sound and graduated as the Norton Clapp Arete Scholar.

EXECUTIVE COMPENSATION

Overview.  The Compensation Committee of our Board of Directors has overall responsibility for approving and evaluating our executive compensation plans, policies and programs. The Compensation Committee is charged with, among other things:

•	reviewing and approving corporate and individual goals and objectives of the executive officers;
•	evaluating the performance of the executive officers in light of such goals and objectives and determining compensation for the executive officers; and
•	overseeing the administration of the stock or cash-based compensation and incentive programs and approving grants and awards of stock options and other equity securities made to the executive officers.

The Compensation Committee consists of Jack L. Bowman, Joseph M. Davie and Michael S. Perry, all of whom are independent directors under the NASDAQ rules.

Objectives of Executive Compensation Program.  The Compensation Committee uses distinct elements of executive compensation for different purposes with the overall intended objectives of reward, motivation and retention of our executive officers, all with an eye toward achieving long-term shareholder value. The Compensation Committee believes it is important for us to attract and retain qualified executive officers and to ensure that their compensation is competitive relative to the compensation paid to similarly situated executives at comparable companies. The executive compensation program is designed to motivate our executive officers, individually and as a management group, to manage in the best interests of the shareholders and to reward them for doing so.

Summary Compensation Table for Fiscal Year 2007.  The following table outlines the compensation paid to each of our three executive officers for fiscal years ended December 31, 2006 and December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
H. Stewart Parker President and Chief Executive Officer	2007	$440,000	$154,000	$32,661	$29,127	$4,396	$660,184
	2006	418,000	62,700	—	36,016	3,464	520,180
Barrie J. Carter, Ph.D. Executive Vice President and Chief Scientific Officer	2007	290,000	72,500	22,862	22,995	3,901	412,258
	2006	278,000	41,700	—	28,464	2,501	350,665
David J. Poston Vice President, Finance, Chief Financial Officer and Treasurer	2007	250,000	50,000	22,862	22,995	2,240	348,097
	2006	200,000	30,000	—	28,464	951	259,415

(1)	Reflects discretionary bonus awards made in January 2008. Bonuses were not awarded under the Company’s goals-based bonus award program adopted in March 2007 because the program goals were not attained.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 31, 2007 in accordance with SFAS No. 123R, excluding the effect of estimated forfeitures. SFAS No. 123R requires us to estimate forfeitures when awards are granted and reduce estimated compensation expense accordingly. This table was prepared assuming that none of the awards will be forfeited. For our audited consolidated financial statements, compensation expense is adjusted for estimated forfeitures. See Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2007 regarding the assumptions underlying the valuation of equity awards.
(3)	Reflects the matching contributions to a 401(k) account, excess life insurance premiums and subsidized parking.

Elements of Executive Compensation.  There are primarily three elements in the total compensation package provided to our executive officers: base salary and annual bonus are cash compensation and long-term incentive compensation in the form of stock options and restricted stock units is non-cash compensation. In addition, executive officers may participate in our 401(k) plan and other benefit plans generally available to all employees.

The Compensation Committee generally sets cash compensation for all executive officers at regularly scheduled meetings each January and grants stock options to executive officers at regularly scheduled meetings immediately following each annual meeting of shareholders. The Compensation Committee uses the same factors and methodology to determine compensation for each of the executive officers, including the chief executive officer.

In making executive compensation decisions other than with respect to the chief executive officer’s compensation, the Compensation Committee receives recommendations from the chief executive officer and reviews and discusses overall compensation. In making decisions regarding the chief executive officer’s compensation, the committee evaluates the performance of the chief executive officer and reviews and discusses overall compensation. Except with regard to deliberations regarding her performance and compensation, the chief executive officer attends the meetings of the Compensation Committee where review of the compensation program occurs and when annual compensation is awarded. The Compensation Committee does not engage a consultant regarding executive compensation matters or delegate authority with respect to administration of any plans, policies or programs, including those relating to executive officer stock compensation matters.

The Compensation Committee does not use any formula and does not have any formal policy with respect to allocating compensation between the various elements, but rather considers both qualitative and quantitative indicators of individual and corporate performance to determine the composition of executive compensation. Pursuant to its charter, the Compensation Committee takes into account each executive officer’s performance, our overall corporate performance, the compensation paid to similarly situated executives at comparable companies, the compensation paid to the executive officers in past years and any other factors it deems appropriate.

The Compensation Committee generally sets qualitative corporate performance objectives and reviews the progress on such objectives when making compensation decisions. The Compensation Committee also considers individual factors such as the value of each executive officer’s skills and abilities in support of our objectives, his or her contribution to the management team and his or her prior compensation, including prior stock option grants. We do not have a quantitative performance-based plan that sets forth corporate objectives that must be met by executive officers. Generally, the Compensation Committee aims at having 20% to 40% of the total compensation for executive officers based on individual and corporate performance.

Base Salary.  We compete with a variety of companies for executive-level talent and the Compensation Committee uses base salary to compensate the executive officers for services rendered, as well as for motivation and retention purposes. Base salaries are intended to be competitive and are therefore set close to the median of base salaries paid by other biotechnology companies of similar size and mission, taking into consideration individual factors such as experience, tenure, qualifications, institutional knowledge and potential business and management team disruption due to turnover.

Base salaries are reviewed annually to determine whether they are consistent with our overall compensation objectives. The Compensation Committee reviews the results of two biotechnology compensation surveys in which we participate, the Radford Global Life Sciences Survey and the Northwest Biotech & Health Technology Salary Survey. The Compensation Committee also reviews the base salary of each executive officer against the individual and aggregate base salaries for executives at companies that are (i) in the same sector of the biotechnology industry, (ii) pursuing development of similar products or are in the same stage of development and/or (iii) in the same area geographically. The data in this competitive peer group comparison and the surveys together are referred to as the “competitive market study.” For 2007, the companies in the competitive peer group were:

Aastrom Biosciences, Inc.	Genvec Inc.	Seattle Genetics Inc.
Alnylam Pharmaceuticals Inc.	Introgen Therapeutics Inc.	Sirna Therapeutics Inc.
Ariad Pharmaceuticals Inc.	Nastech Pharmaceutical Co. Inc.	Valentis Inc.
Avigen Inc.	Onyx Pharmaceuticals Inc.	Vical Inc.
Cell Genesys Inc.	Poniard Pharmaceuticals Inc.	Zymogenetics Inc.
Dendreon Corp.	Sangamo Biosciences Inc.

In considering increases in base salary, the Compensation Committee reviews individual and corporate performance, as well as market and industry conditions and our overall financial health. In fiscal year 2007, the Compensation Committee determined that increases in base salary were appropriate for the executive officers primarily because they had achieved substantially all of the 2006 corporate objectives set for them, they did not receive increases in base salary in 2006 and their salaries were generally below market, and retention of the executive officers was in the best interests of the company. The Compensation Committee made their salary determinations based on the competitive market study and, with regard to compensation for executive officers other than Ms. Parker, the recommendations of the chief executive officer.

Annual Bonuses.  The Compensation Committee may award annual bonuses as a reward for achievement of individual and corporate short-term goals. Any award of annual bonus is made in view of individual and corporate performance and in furtherance of our compensation objectives. When an annual bonus is deemed appropriate, the amount is determined after a review of the competitive market study and, with regard to compensation for executive officers other than Ms. Parker, the recommendations of the chief executive officer.

In March 2007, the Compensation Committee set performance goals for the management team for fiscal year 2007. These bonus goals were not achieved and so bonuses were not paid under this goals-based bonus program.

In January 2008, the Compensation Committee reviewed the performance of the executive team in 2007. Based on the strong performance of the executive team in 2007, including the achievement of the majority of the Company’s operational objectives, advancement of its clinical trials and successful capital raising, the Compensation Committee recommended, and our Board of Directors approved, a discretionary bonus for each of the executive officers in amounts equal to $154,000 for Ms. Parker, $72,500 for Dr. Carter and $50,000 for Mr. Poston. These amounts are reflected in the bonus column of the summary compensation table.

Long-Term Incentive Programs.  The Compensation Committee grants stock compensation to executive officers on an annual basis as a way to provide a long-term incentive opportunity that is linked to an increase in shareholder value. The Compensation Committee determines the value of the stock compensation grant in view of individual and corporate performance and in furtherance of our overall compensation objectives. The Compensation Committee takes into consideration the recommendations from the chief executive officer, except with respect to her own compensation, as well as the vested and unvested restricted stock and stock option holdings of each executive officer when determining the number of shares to be covered by each stock compensation grant.

Generally, on an annual basis, the Compensation Committee grants stock compensation to all employees, including executive officers, at its regularly scheduled meeting following the annual meeting of shareholders. The timing of stock compensation grants is not coordinated with the release of material non-public information and is typically in the middle of the second fiscal quarter. Restricted stock units are granted with a term of ten years and vest over a three-year period in three equal installments on the first three anniversaries of the date of the grant. Stock options are granted with an exercise price equal to the market value of our common stock on the date of the grant and with a term of ten years. Stock options generally become exercisable over a four-year period in sixteen equal installments beginning three months after the date of the grant. To encourage employee retention, all stock options are granted as incentive stock options to the maximum extent possible under the Internal Revenue Code.

In May 2007, our board of directors approved restricted stock unit grants to our executive officers under the Company’s Stock Incentive Plan. Ms. Parker received a restricted stock unit grant covering 50,000 shares. Dr. Carter and Mr. Poston each received a restricted stock unit grant covering 35,000 shares. These grants will vest in three substantially equal installments on each of May 17, 2008, May 17, 2009 and May 17, 2010, so long as the executive continues to provide services to the Company.

In 2007, equity grants to executive officers were approximately 22% of the total stock awards granted to all employees.

Perquisites.  Our executive officers do not receive any material incremental benefits that are not otherwise available to all of our employees. Our health and other insurance plans are the same for all employees.

Tax and Accounting Considerations.  The Compensation Committee considers tax and accounting consequences when making decisions regarding our executive compensation programs. Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to executive officers to $1,000,000 in any fiscal year unless the compensation is performance-based. Our stock option grants comply with Section 162(m). Our bonus plan does not need to comply because cash compensation does not exceed $1,000,000 in any fiscal year. Under SFAS No. 123R, grants of equity compensation result in a stock-compensation charge to our earnings equal to the fair value of the instrument being issued that is recorded over the vesting period of the equity grant.

Equity Ownership by Executives.  We do not have a formal stock ownership requirement for our executive officers but we encourage stock ownership on a voluntary basis. One of our primary objectives in executive compensation is to align the interests of our executives with those of our shareholders and we therefore review the holdings of our executive officers to evaluate whether we are furthering that objective.

Outstanding Equity Awards at 2007 Fiscal Year-End.  The following table sets forth certain information regarding the value of all unexercised options previously awarded to our executive officers as of fiscal year ended December 31, 2007.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)
	Exercisable (#)		Unexercisable (#)
H. Stewart Parker	5,376 (1)		—		$19.40	1/15/08
	4,211 (1)		—		19.40	1/15/08
	1,081 (2)		—		22.50	1/21/09
	12,226 (2)		—		22.50	1/21/09
	3,111 (3)		—		85.60	1/20/10
	756 (3)		—		85.60	1/20/10
	2,190 (4)		—		66.60	1/23/11
	13,809 (4)		—		66.60	1/23/11
	2,112 (5)		—		25.70	1/22/12
	10,887 (5)		—		25.70	1/22/12
	10,000 (6)		—		4.30	3/20/13
	17,500 (7)		2,500	(7)	13.10	5/20/14
	6,250 (8)		3,750	(8)	9.10	5/26/15
	38,000 (9)		—		3.80	6/12/16
	—		—		—	—	50,000 (12)		$77,000 (12)
Barrie J. Carter, Ph.D.	4,558 (1)		—		19.40	1/15/08
	1,371 (1)		—		19.40	1/15/08
	3,849 (2)		—		22.50	1/21/09
	2,891 (2)		—		22.50	1/21/09
	720 (3)		—		85.60	1/20/10
	1,440 (3)		—		85.60	1/20/10
	2,041 (4)		—		66.60	1/23/11
	4,259 (4)		—		66.60	1/23/11
	1,563 (5)		—		25.70	1/22/12
	3,437 (5)		—		25.70	1/22/12
	7,000 (6)		—		4.30	3/20/13
	13,125 (7)		1,875	(7)	13.10	5/20/14
	4,687 (8)		2,813	(8)	9.10	5/26/15
	30,000 (9)		—		3.80	6/12/16
	—		—		—	—	35,000	(12)	$53,900	(12)
David J. Poston	2,800 (2)		—		22.50	1/21/09
	750 (3)		—		85.60	1/20/10
	2,000 (4)		—		66.60	1/23/11
	500 (10)		—		59.50	5/8/11
	2,500 (5)		—		25.70	1/22/12
	700 (5)		—		25.70	1/22/12
	1,000 (11)		—		7.60	8/7/12
	7,962	(7)	1,138	(7)	13.10	5/20/14
	1,687	(8)	1,013	(8)	9.10	5/26/15
	30,000	(9)	—		3.80	6/12/16
	—		—		—	—	35,000	(12)	$53,900	(12)

(1)	The option was granted on January 15, 1998 pursuant to the 1992 Restated Stock Option Plan and vested over five years in equal increments annually on the anniversary of the grant date.
(2)	The option was granted on January 21, 1999 pursuant to the 1999 Stock Option Plan and vested over four years on a quarterly basis in equal increments during the 48-month period following the grant date.

(3)	The option was granted on January 20, 2000 pursuant to the 1999 Stock Option Plan and vested over four years on a quarterly basis in equal increments during the 48-month period following the grant date.
(4)	The option was granted on January 23, 2001 pursuant to the 1999 Stock Option Plan and vested over four years on a quarterly basis in equal increments during the 48-month period following the grant date.
(5)	The option was granted on January 22, 2002 pursuant to the 1999 Stock Option Plan and vested over four years on a quarterly basis in equal increments during the 48-month period following the grant date.
(6)	The option was granted on March 20, 2003 pursuant to the 1999 Stock Option Plan and vested on a monthly basis in equal increments during the 18-month period following the grant date.
(7)	The option was granted on May 20, 2004 pursuant to the 1999 Stock Option Plan and vests over four years on a quarterly basis in equal increments during the 48-month period following the grant date.
(8)	The option was granted on May 26, 2005 pursuant to the 1999 Stock Option Plan and vests over four years on a quarterly basis in equal increments during the 48-month period following the grant date.
(9)	The option was granted on June 12, 2006 pursuant to the 1999 Stock Option Plan and vested on a monthly basis in equal increments during the 12-month period following the grant date.
(10)	The option was granted on May 8, 2001 pursuant to the 1999 Stock Option Plan and vested over four years on a quarterly basis in equal increments during the 48-month period following the grant date.
(11)	The option was granted on August 7, 2002 pursuant to the 1999 Stock Option Plan and vested over four years on a quarterly basis in equal increments during the 48-month period following the grant date.
(12)	The restricted stock unit was granted on May 17, 2007 pursuant to the Targeted Genetics Corporation Stock Incentive Plan and vests over three years in equal installments annually on the anniversary of the grant date.

Option Exercises and Stock Vested.  None of the executive officers exercised options during the fiscal year ended December 31, 2007. None of the restricted stock units held by executive officers vested during the fiscal year ended December 31, 2007. These restricted stock units vest annually over three years in annual increments.

Pension Benefits.  We do not provide pension benefits or post-retirement health coverage for any of our employees, including our executive officers. Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan. Historically, we have provided to each participant a matching contribution equal to 25% of the participant’s contributions to the plan. Our Board of Directors suspended company-matching contributions effective January 31, 2006 as a result of our financial condition. Effective January 1, 2007, our Board of Directors reinstated the matching contributions, set the matching contribution at 25% of each participant’s contribution, and established a maximum quarterly match of $500 per quarter. All of our executive officers participated in our 401(k) plan during the fiscal year ended December 31, 2007 and received matching contributions.

Nonqualified Deferred Compensation.  We do not provide any nonqualified deferred compensation plans to our executive officers.

Post-Employment Compensation.  Each of Ms. Parker, Dr. Carter and Mr. Poston is a party to an amended and restated senior management employment agreement with the Company dated as of March 11, 2008. These employment agreements supersede in their entirety the senior management employment agreements entered into by the Company and each of Ms. Parker and Dr. Carter on October 18, 1996 and the change in control agreement entered into by Mr. Poston and the Company on September 14, 2006. The amended and restated senior management employment agreements provide that these executive officers would be entitled to certain benefits in connection with their termination of employment following a change in control. A change in control includes approval by the shareholders of the Company of a reorganization or merger or a plan for the liquidation or dissolution of the Company or a sale of substantially all of the assets of the Company, the acquisition by any person of 15% or more of our voting securities if such acquisition is not approved in advance by a majority of the incumbent directors, the acquisition by any person of 33% or more of our voting securities if such acquisition is approved in advance by a majority of incumbent directors, or certain changes in the composition of our Board of Directors.

Pursuant to these employment agreements, if Ms. Parker’s, Dr. Carter’s or Mr. Poston’s employment is involuntarily terminated for any reason other than death, disability or cause or if they resigned for good reason, during the two-year period following a change in control, then they would be entitled to receive certain severance benefits. Cause for termination includes certain acts of willful misconduct, fraud, ethical misconduct or conduct which could result in a crime against the Company or executive’s conviction of a felony, or unreasonable refusal by the executive to perform his or her duties and responsibilities to the Company. Good reason includes the assignment to executive of duties materially inconsistent with executive’s responsibilities prior to the change in control, material failure by the Company to pay compensation owed to executive, certain requirements that executive relocate his or her location of employment by more than thirty miles, or the material breach of the provisions of the employment agreement by the Company. The severance benefits are described below.

•	Cash Payment. Ms. Parker is entitled to receive a cash lump-sum payment equal to two times the sum of (a) her annual salary before the change in control (or on the date of termination, if higher) and (b) a percentage of that annual salary equal to her percentage bonus for the year prior to the change in control. Dr. Carter is entitled to receive a cash lump-sum payment equal to one and one-half times the sum of (a) his annual salary before the change in control (or on the date of termination, if higher) and (b) a percentage of that annual salary equal to his percentage bonus for the year prior to the change in control. Mr. Poston is entitled to receive a cash lump-sum payment equal to one and one-quarter times the sum of (a) his annual salary before the change in control (or on the date of termination, if higher) and (b) a percentage of that annual salary equal to his percentage bonus for the year prior to the change in control. If no percentage bonus has been determined or if no percentage bonus was paid to the executive in the prior year, then the percentage bonus will equal 10%.
•	Welfare Benefits. Ms. Parker, Dr. Carter and Mr. Poston (and their dependents) would be eligible for payments by the Company for up to a year to cover that portion of the COBRA premiums, if any, equal to the Company-paid portion of comparable coverage as in effect on the date of termination. The level of benefits may, however, be reduced if the executive were provided substantially comparable benefits by another employer during this one-year period.
•	Gross-Up Payment. In the event that the payments and benefits Ms. Parker, Dr. Carter or Mr. Poston is subject to an excise tax on account of these payments being deemed (in whole or in part) parachute payments for purposes of the Internal Revenue Code, then the executive would receive a cash payment equal to an amount sufficient to compensate the executive for the excise taxes (including any applicable interest and penalties) on the payments and benefits received (including the cash payment and any related taxes on such payment).

Acceleration of Vesting.  Our Stock Incentive Plan and our 1992 Restated Stock Option Plan each contain provisions regarding the effects of certain occurrences such as corporate transactions, including reorganization and a change in control.

All of the stock options held by our executive officers were granted under the Stock Incentive Plan or the 1992 Restated Stock Option Plan and therefore are subject to the following provisions in these plans.

•	Stock Incentive Plan. Under the Stock Incentive Plan, the Company’s directors, or a committee appointed by the Company’s directors, have discretion to determine whether an equity award shall become fully vested upon a change in control. A change in control means a sale of all or substantially all of our assets, a business combination with another company or the acquisition of more than 50% of beneficial ownership of our voting securities without the approval of our directors. Our Stock Incentive Plan also contemplates the effects of a corporate transaction on an outstanding equity award. A corporate transaction occurs upon a sale of all or substantially all of our assets, a merger, consolidation, other capital reorganization or other business combination of the Company with another entity or person. The terms of a corporate transaction may themselves provide for an acceleration of vesting. Additionally, if the applicable award agreement does not provide otherwise, and an outstanding award is to be terminated pursuant to a corporate transaction, then each such award shall accelerate in full prior to the consummation of the change in control on such conditions as our directors, or the committee, shall determine.

•	1992 Restated Stock Option Plan. Under the 1992 Restated Stock Option Plan, in the event of certain corporate transactions such as a merger, consolidation, or liquidation of the Company in exchange for cash, stock or other property, each option will accelerate. Options may also be accelerated in the event we receive capital stock of another corporation in exchange for our stock, as may be determined in the sole discretion of the other corporation. Options may also fully vest and be immediately exercisable upon a change in control. A change in control includes approval by the shareholders of the Company of a reorganization or merger or a plan for the liquidation or dissolution of the Company or a sale of substantially all of the assets of the Company, the acquisition by any person of 20% or more of our voting securities if such acquisition is not approved in advance by a majority of the incumbent directors, the acquisition by any person of 33% or more of our voting securities if such acquisition is approved in advance by a majority of incumbent directors, or certain changes in the composition of our Board of Directors.

Potential Post-Employment Payments Table.  The following table provides information regarding the value of the benefits that could be payable to the executive officers under their employment agreements and the Company’s stock plans.

Name	Lump Sum Payment ($)	Excise Tax Gross-Up ($)	Benefits(1) ($)	Accelerated Vesting of Stock Options(2)	Accelerated Vesting of Restricted Stock Units	Total
H. Stewart Parker	$1,012,000	$—	$6,293	$—	$77,000	$1,095,293
Barrie J. Carter, Ph.D.	500,250	—	11,405	—	53,900	565,555
David J. Poston	359,375	—	11,405	—	53,900	424,680

(1)	Including medical, dental and vision benefits for executive officer and executive officer’s dependants for the first year after termination.
(2)	The exercise price of the options held by the executive officers was greater than the Company’s stock price on the last business day of fiscal year 2007.

Equity Compensation Plan Information.  The following table summarizes information about our equity compensation plans by type as of December 31, 2007.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options and Rights	Weighted-Average Exercise Price of Outstanding Options and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Approved by security holders	9,229,250	$4.96	872,136
Not approved by security holders	—	—	—
Total	9,229,250	$4.96	872,136

(1)	The calculation of weighted average exercise price excludes restricted stock units.

SECURITY OWNERSHIP

The following table provides information with respect to the beneficial ownership of shares of our common stock outstanding as of March 14, 2008 by:

•	each person that we know beneficially owns 5% or more of our common stock;
•	each of our directors;
•	each executive officer named in the Summary Compensation Table; and
•	all of our directors and executive officers as a group.

The percentage ownership data is based on 19,814,161 shares of our common stock outstanding as of March 14, 2008. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants that are currently exercisable or will become exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding the option or warrant, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, we believe that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
5% or Greater Owners:
OrbiMed Advisors LLC and affiliates(1) 767 Third Avenue, 30th Floor New York, NY 10017	2,650,000	12.5%
Special Situations(2) 527 Madison Avenue, Suite 2600 New York, NY 10022	5,518,023	24.3%
Biogen Idec Inc.(3) 14 Cambridge Center Cambridge, MA 02142	2,170,409	11.0%
Elan International Services, Ltd. (4) 102 James Court Flatts Smith Parish Fl 04 Bermuda	1,162,628	5.9%
Directors and Executive Officers(5):
H. Stewart Parker	150,972	*
Barrie J. Carter	90,183	*
David J. Poston	52,337	*
Jack L. Bowman	14,500	*
Jeremy L. Curnock Cook	15,500	*
Joseph M. Davie	14,500	*
Roger L. Hawley	6,000	*
Nelson L. Levy	13,570	*
Michael S. Perry	6,000	*
All directors and executive officers as a group (9 persons)	363,562	1.8%

*	Less than 1%
(1)	The information in this table for OrbiMed Advisors LLC and affiliates is based solely on a Schedule 13G/A filed by OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly with the SEC on February 14, 2008 regarding beneficial ownership of our common stock as of December 31, 2007 and includes warrants for the purchase of 1,325,000 shares that are currently exercisable.
(2)	The information in this table for Special Situations is based on a Form 4 filed by Austin W. Marxe and David M. Greenhouse with the SEC regarding its beneficial ownership of our common stock as of March 5, 2008 and a Schedule 13D/A filed with the SEC on July 11, 2007 regarding beneficial ownership of warrants for the purchase of 2,939,097 shares that are currently exercisable and includes warrants currently exercisable.

(3)	The information in this table for Biogen Idec Inc. is based solely on a Schedule 13D/A filed by Biogen Idec Inc. and Biogen Idec MA Inc. with the SEC on November 9, 2006 regarding its beneficial ownership of our common stock as of November 7, 2006.
(4)	The information in this table for Elan International Services, Ltd. is based solely on a Form 4 filed by Elan International Services, Ltd. with the SEC regarding its beneficial ownership of our common stock as of January 6, 2005.
(5)	For each director and executive officer, the amounts above include options currently exercisable or exercisable within 60 days of March 14, 2008, as set forth below.

H. Stewart Parker	119,797
Barrie J. Carter	76,417
David J. Poston	50,637
Jack L. Bowman	14,000
Jeremy L. Curnock Cook	15,500
Joseph M. Davie	13,500
Roger L. Hawley	6,000
Nelson L. Levy	13,500
Michael S. Perry	6,000
All directors and executive officers as a group (9 persons)	315,351

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Our Board of Directors is responsible for monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving all related-person transactions. We have not engaged and do not propose to engage in any transaction or series of transactions in which the amount involved exceeded or exceeds the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years and in which any of our directors or executive officers or nominee for director, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and holders of 10% or more of our equity securities to file reports of ownership and changes in ownership with the SEC. SEC regulations require our executive officers, directors and 10%-or-greater shareholders to give us copies of all Section 16(a) forms that they file with the SEC.

Based solely on our review of these forms, or written representations from reporting persons that no such forms were required for those persons, we believe that our executive officers, directors and 10%-or-greater shareholders complied with all applicable filing requirements for the 2007 calendar year.

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. We are asking the shareholders to ratify this selection. If our shareholders fail to ratify the selection of Ernst & Young, the Audit Committee and our Board of Directors will consider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our shareholders.

The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. Ernst & Young also served as our independent registered public accounting firm for the fiscal years ended December 31, 2006 and December 31, 2007. Representatives of Ernst & Young are expected to attend the Annual Meeting, be available to respond to appropriate questions from shareholders and have the opportunity to make a statement if they desire to do so.

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit.

The fees billed by Ernst & Young for the indicated services performed during the fiscal years ended December 31, 2006 and December 31, 2007 were as follows:

	Fiscal 2007	Fiscal 2006
Audit fees	$384,000	$402,000
Audit-related fees	—	—
Tax fees	20,000	21,000
Total fees	$404,000	$423,000

Services rendered by Ernst & Young in connection with the fees presented above were as follows:

Audit fees:  Consists of fees related to professional services rendered in connection with the audit of our annual consolidated financial statements, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q and accounting consultations that relate to the audited consolidated financial statements and are necessary to comply with generally accepted auditing standards.

Tax fees:  Consists of fees billed for professional services related to federal and state tax return preparation.

All fees billed by outside auditors incurred in the 2007 fiscal year were pre-approved by the Audit Committee. Our Audit Committee has determined that Ernst & Young’s rendering of the other non-audit services is compatible with maintaining auditor independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and routine consultations projects. Each category is subject to a specific budget or quarterly dollar amount. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee has delegated certain pre-approval authority to its Chairman. The Chairman must report any decisions to the Audit Committee at its next scheduled meeting.

The Board of Directors recommends a vote FOR the ratification of the selection of
Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

AUDIT COMMITTEE REPORT

In fiscal year 2007, the Audit Committee met and held discussions with management and the independent registered public accounting firm. In addition, the members of the Audit Committee individually reviewed our consolidated financial statements before we filed them with the SEC in our quarterly reports on Form 10-Q and annual report on Form 10-K. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards, or SAS, No. 61, as amended by SAS No. 90, “Communication with Audit Committees.”

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the Audit Committee Ernst & Young LLP’s independence and considered the compatibility of non-audit services with the firm’s independence.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and its review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that our Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007, to be filed with the SEC. The Audit Committee also evaluated the performance of Ernst & Young LLP and recommended to our Board of Directors that Ernst & Young LLP be selected as our independent registered public accounting firm to audit and report on our consolidated financial statements for the year ending December 31, 2008.

Audit Committee
Roger L. Hawley (Chairman)
Jeremy L. Curnock Cook
Nelson L. Levy

CORPORATE GOVERNANCE

We have adopted a Code of Conduct that applies to all of our directors, officers (including our chief executive officer, chief financial officer, chief accounting officer, controller and any person performing similar functions) and employees. Current copies of the following materials related to our corporate governance policies and practices are available publicly on our web site at www.targetedgenetics.com under the heading “Corporate Governance.”

•	Amended and Restated Articles of Incorporation
•	Amended and Restated Bylaws
•	Audit Committee Charter
•	Nominating and Corporate Governance Committee Charter
•	Compensation Committee Charter

Copies may also be obtained, free of charge, by writing to: Corporate Secretary, Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, Washington 98101.

Shareholder Communications with Board of Directors

Our Board of Directors has established a policy under which interested shareholders can send communications to our Board of Directors, a committee of our Board of Directors and individual directors by sending written communication to the Corporate Secretary, Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, Washington 98101. The Corporate Secretary will forward such communication to our Board of Directors, the appropriate committee of our Board of Directors or individual directors unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

OTHER BUSINESS

As of the date of this proxy statement, we do not intend to present any business at the Annual Meeting other than matters described in this proxy statement and we are not aware that any other person intends to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting and any adjournments or postponements thereof, the persons named on the accompanying proxy card will have discretionary authority to vote the proxies held by them in accordance with their judgment as to those matters.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Under the SEC’s proxy rules and the applicable provisions of our bylaws, shareholder proposals (including nominations for the election of directors) that meet specified conditions may be included in our proxy statement and form of proxy card for, and may be presented at, the 2009 annual meeting of shareholders. Shareholders who intend to present a proposal at our 2009 annual meeting of shareholders must give us notice of the proposal no later than December 1, 2008 for the proposal to be considered for inclusion in the proxy statement and form of proxy card for that meeting. Shareholders who intend to present a proposal that will not be included in the proxy materials must give us notice of the proposal at least 60 days but no more than 90 days before the date of the 2009 annual meeting of shareholders. If notice or public disclosure of the date of the 2009 annual meeting of shareholders is given or made to the shareholders less than 60 days before the date of the 2009 annual meeting of shareholders, we must receive notice of the proposal not later than the tenth day following the day on which such notice of the 2009 annual meeting of shareholders was mailed or such public disclosure was made. Because there are other requirements in the proxy rules, however, our timely receipt of any such proposal by a qualified shareholder will not guarantee the proposal’s inclusion in our proxy materials for, or presentation of the proposal at, the 2009 annual meeting of shareholders.

ANNUAL REPORT AND FORM 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2007 are being mailed with this proxy statement to each shareholder of record. If you did not receive a copy of our annual report on Form 10-K, you may obtain a copy (without exhibits) without charge by writing or calling Investor Relations, Targeted Genetics Corporation, 1100 Olive Way, Suite 100, Seattle, Washington 98101, (206) 623-7612. Copies of the exhibits to our annual report Form 10-K are available for a nominal fee.

TARGETED GENETICS CORPORATION
1100 OLIVE WAY, SUITE 100
SEATTLE, WA 98101

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Targeted Genetics Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Targeted Genetics Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TGENE1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TARGETED GENETICS CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 and 2.

	For All	Withhold All	For All Except
Vote on Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joseph M. Davie
02) Roger L. Hawley

Vote on Ratification Proposal

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). **If no direction is made, this proxy will be voted "FOR" the nominees in proposal 1 and "FOR" proposal 2.** If any other matters properly come before the meeting or any adjournments or postponements of the meeting, the persons, or either of them, named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in the full corporate name by duly authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

TARGETED GENETICS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS
May 15, 2008

The undersigned hereby appoint(s) H. Stewart Parker and David J. Poston, or either of them, as proxies, each with full power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of Targeted Genetics Corporation held of record by the undersigned on March 14, 2008 at the Annual Meeting of Shareholders to be held at the Company's offices, 1100 Olive Way, Suite 100, Seattle, Washington, at 8:30 a.m. local time on May 15, 2008, and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE